							Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	September 30,		Years Ended December 31,
	2009		2008		2007		2006		2005		2004
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$257,442		$223,618		$265,308		$275,339		$233,900		$200,533
AFUDC - equity	(3,212)		(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(8,792)		(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$245,438		$212,381		$251,342		$251,487		$220,607		$192,317
Fixed charges:
Interest expense	$208,559		$203,402		$219,120		$184,859		$174,458		$171,831
Other interest	3,212		2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	8,163		11,775		9,199		9,151		5,234		5,424
Total	$219,934		$217,804		$229,670		$201,988		$183,492		$180,051
Earnings available for combined fixed charges	$465,372		$430,185		$481,012		$453,475		$404,099		$372,368
Ratio of Earnings to Fixed Charges	2.12	x	1.98	x	2.09	x	2.25	x	2.20	x	2.07	x